EXHIBIT 11

                               AST RESEARCH, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
          FOR THE SIX MONTHS ENDED DECEMBER 30, 1995, AND FOR THE YEARS
                ENDED JULY 1, 1995, JULY 2, 1994 AND JULY 3, 1993

------------------------------------------------------------------------------------------------------------------
                                                               Six Months           Fiscal Year Ended
                                                                 Ended       -------------------------------------
                                                              December 30,     July 1,      July 2,       July 3,
  (In thousands, except per share amounts)                        1995          1995         1994          1993
------------------------------------------------------------------------------------------------------------------
Primary earnings (loss) per share
---------------------------------

Shares used in computing primary earnings (loss) per share:
 Weighted average shares of common stock outstanding             42,721        32,371       31,921        31,289
 Effect of stock options treated as equivalents under
  the treasury stock method                                           -             -          627             -
------------------------------------------------------------------------------------------------------------------
   Weighted average common and common equivalent
     shares outstanding                                          42,721        32,371       32,548        31,289
==================================================================================================================
Net income (loss)                                            $ (225,006)    $ (99,309)    $ 31,309     $ (53,378)
==================================================================================================================
Earnings (loss) per share - primary                          $    (5.27)    $   (3.07)    $   0.96     $   (1.72)
==================================================================================================================

Fully diluted earnings (loss) per share
---------------------------------------

Shares used in computing fully diluted earnings (loss)
 per share:
 Weighted average shares of common stock outstanding             42,721        32,371       31,921        31,289
 Effect of stock options treated as equivalents under
  the treasury stock method                                           -             -          685             -
 Shares assumed issued on conversion of
  Liquid Yield Option Notes                                           -             -        2,260             -
------------------------------------------------------------------------------------------------------------------
   Total fully diluted shares outstanding                        42,721        32,371       34,866        31,289
==================================================================================================================

Net income (loss) - fully diluted earnings per share:
 Net income (loss) - primary earnings per share              $ (225,006)    $ (99,309)    $ 31,309     $ (53,738)
 Adjustment for interest on LYONs, net of tax                         -             -        1,950             -
------------------------------------------------------------------------------------------------------------------
Adjusted net income (loss)                                   $ (225,006)    $ (99,309)    $ 33,259     $ (53,738)
==================================================================================================================
Earnings (loss) per share - fully diluted                    $    (5.27)    $   (3.07)    $   0.95     $   (1.72)
==================================================================================================================

